Exhibit 99.2
CEO Succession Plan

Dear Shareholders, Customers, Partners, Employees, Friends,

As many of you know, I was diagnosed with an autoimmune disease in early 2025 and have had some consequent health issues that damaged my optic nerve, causing significant visual impairment. The good news is that I have regained my strength, but for my eyesight, I am operating again at 100%.

That being said, having given this a lot of thought, I am satisfied that for C3.ai to reach its full potential—that I continue to believe is spectacular—C3.ai needs a CEO who can get on a plane at the drop of a hat and visit the White House, the Pentagon, New York, Paris, London, etc., and if necessary, do so for an extended duration, given my vision limitations that is not possible.

As a result, the board and I have decided to initiate a search for a highly experienced and highly qualified Chief Executive Officer of C3.ai who can take this company to the next level and realize its full potential. The search will be conducted by an internationally renowned search firm reporting to a search committee consisting of members of the C3.ai board and management team.

Be assured that I will remain fully engaged as Chief Executive Officer of C3.ai until the board appoints my successor. When a successor is identified, I will continue in the role of Executive Chairman, focusing on strategy, product innovation, strategic partners, and customer relationships.

Sincerely,
Thomas M. Siebel

                July 24, 2025